EXHIBIT 99.4

Additional Financial Information (Unaudited)

The following additional financial information is provided based upon the continuing interest of certain stockholders and creditors to assist them in understanding our core manufacturing business and as such, includes certain non-GAAP financial measures.

Condensed Statements of Revenues and Expenses for the years ended October 31

	Navistar International Corporation
	(with financial services operations on
	a pre-tax equity basis)
(in millions)	2006	2005	2004

Sales of manufactured products, net	$13,878	$11,827	$9,384

Costs of products sold	11,703	10,250	8,268
Selling, general and administrative expenses	1,234	974	839
Engineering and product development costs	453	413	287
Other expenses, net	238	180	156

Total costs and expenses	13,628	11,817	9,550

Income (loss) before income taxes — Manufacturing operations	250	10	(166)
— Financial services operations	145	135	131

Income (loss) before income taxes	395	145	(35)
Income tax expense	(94)	(6)	(9)

Net income (loss)	$301	$139	$(44)

123

Condensed Statements of Assets, Liabilities and
Stockholders’ Deficit
as of October 31

	Navistar International Corporation
	(with financial services operations on an
	equity basis)
(in millions)	2006	2005

Cash, cash equivalents, and marketable securities	$1,213	$867
Inventories	1,730	1,320
Investments in and advances to non-consolidated affiliates	916	770
Property and equipment, net	2,054	1,967
Goodwill and intangible assets, net	606	601
Other assets	1,030	923
Deferred taxes, net	98	86

Total assets	$7,647	$6,534

Accounts payable	$2,371	$2,023
Postretirement benefits liabilities	1,587	1,810
Debt — manufacturing operations	2,471	2,124
Other liabilities	2,332	2,276
Stockholders’ deficit	(1,114)	(1,699)

Total liabilities and stockholders’ deficit	$7,647	$6,534

124

Condensed Statements of Cash Activities
for the years ended October 31

	Navistar International Corporation
	(with financial services operations on
	an equity basis)
(in millions)	2006	2005	2004

Cash flow from operating activities:
Net income (loss)	$301	$139	$(44)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	351	294	256
Deferred taxes	(3)	(67)	(38)
Equity in income of non-consolidated affiliates	(244)	(225)	(167)
Dividends from non-consolidated affiliates	83	83	46
Other, net	30	507	486

Net cash provided by operating activities	518	731	539

Cash flow from investing activities:
Purchases of marketable securities	(178)	(828)	(416)
Sales or maturities of marketable securities	134	918	312
Net change in restricted cash and cash equivalents	1	(5)	(3)
Capital expenditures	(262)	(353)	(327)
Acquisitions, net of cash acquired	(54)	(563)	(24)
Other investment activities	(20)	21	8

Net cash used in investing activities	(379)	(810)	(450)

Net cash provided by financing activities	140	272	46
Effect of exchange rate changes on cash and cash equivalents	23	36	1

Increase in cash and cash equivalents	302	229	136
Cash and cash equivalents at beginning of the year	776	547	411

Cash and cash equivalents at end of the year	$1,078	$776	$547

125